Exhibit 3.29

CERTIFICATE OF INCORPORATION

OF

HUYCK EUROPE, INC.

The undersigned, for the purpose of establishing a corporation for the transaction of the business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the 1967 Delaware Code, and known as the “General Corporation Law of the State of Delaware”), does make and file this Certificate of Incorporation in writing and does hereby certify as follows, to wit:

FIRST: The name of the corporation (hereinafter called the corporation) is HUYCK EUROPE, INC.

SECOND: The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business, or purposes to be conducted or promoted by it, is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of common stock which the corporation shall have authority to issue is one hundred (100) shares and the par value of each of such shares is one dollar ($1.00) amounting in the aggregate to one hundred dollars ($100).

FIFTH: The name and mailing address of the incorporator is as follows:

CHARLES M. BERGER	P. 0. Box - 1 U.S. 1 North Wake Forest, North Carolina 27587

SIXTH: The corporation is to have perpetual existence.

SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders, it is further provided:

1. The number of directors of the corporation shall be as specified in the By-Laws of the corporation but such number may from time to time be increased or decreased in such manner as may be prescribed by the By-Laws. In no event shall the number of directors be less than one. The election of directors need not be by ballot. Directors need not be stockholders.

2. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

(a) To make, alter, amend, and repeal By-Laws, subject to the power of the stockholders to alter or repeal the By-Laws made by the Board of Directors.

(b) Subject to the applicable provisions of the By-Laws then in effect, to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the corporation.

(c) Without the assent or vote of the stockholders, to authorize and issue obligations of the corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the corporation, real or personal, including after-acquired property.

(d) To determine whether any, and, if any, what part of the net profits of the corporation or of its net assets in excess of its capital shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such net assets in excess of capital.

(e) To fix from time to time the amount of profits of the corporation to be reserved as working capital or for any other lawful purpose.

(f) To establish bonus, profit-sharing or other types of incentive or compensation plans for the employees (including officers and directors) of the corporation and to fix the amount of profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participations.

(g) By resolution passed by a majority of the whole Board to designate one or more committees to consist of two or more directors of the corporation which, to the extent provided in the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be fixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the corporation or as determined from time to time by resolution adopted by the Board of Directors.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of the Certificate of Incorporation and of the By-Laws of the corporation.

3. No contract or other transaction between the corporation and any other corporation and no other act of the corporation shall, in the absence of fraud in any way be affected or invalidated by the fact that any of the directors of the corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director of the corporation individually or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken. Any director of the corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

Any contract, transaction or act of the corporation or of the directors, which shall be ratified by a majority of a quorum of the stockholders of the corporation at any annual meeting, or at any special meeting called for such purpose, shall, insofar as permitted by law or by the Certificate of Incorporation of the corporation, be as valid and as binding as though ratified by every stockholder of the corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or deprive the corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

4. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries or other compensation for their services and to reimbursement for their expenses as such members. Nothing contained herein shall preclude any director from serving the corporation, or any subsidiary or affiliated corporation, in any other capacity and receiving proper compensation therefor.

5. If the By-Laws so provide, the stockholders and Hoard of Directors of the corporation shall have power to hold their meetings, to have an office or offices and to keep the books of the corporation, subject to the provisions of the laws of Delaware, outside of said State at such place or places as may from time to time be designated by them.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.

If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of this corporation as the case may be, and also on this corporation.

NINTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

IT WITNESS WHEREOF, the undersigned, being the incorporator herein-above named, does hereby further certify that the facts hereinabove stated are truly set forth and accordingly has hereunto set his hand and seal.

Dated: November 3, 1978

/s/ Charles M. Berger	(L.S.)

CHARLES M. BERGER

STATE OF NORTH CAROLINA	)
: ss.:
COUNTY OF WAKE	)

BE IT REMEMBERED that personally appeared before me the subscriber, a Notary Public in and for the County and State aforesaid, CHARLES M. BERGER, the incorporator who signed the foregoing Certificate of Incorporation, known to me personally to be, such, and I having made known to him the contents of said Certificate of Incorporation, he did acknowledge the same to be the act and deed of the signer, and that the facts therein stated are truly set forth.

GIVEN under my hand and seal of office this Third day of November, 1978.

/s/ Marthena M. Myers

MARTHENA M. MYERS NOTARY PUBLIC WAKE COUNTY, N.C.	NOTARY PUBLIC MARTHENA M. MYERS NOTARY PUBLIC WAKE COUNTY, N.C. My Commission Expires November 14, 1981